FOR:	International Speedway Corporation
CONTACT:	Charles N. Talbert Senior Director, Investor and Corporate Communications (386) 681-4281

INTERNATIONAL SPEEDWAY CORPORATION REPORTS FINANCIAL
RESULTS FOR THE THIRD QUARTER OF FISCAL 2012

DAYTONA BEACH, Fla. - October 4, 2012 - International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) today reported financial results for its fiscal third quarter ended August 31, 2012.
“Similar to the two prior quarters, year-over-year comparison for the quarter was impacted by scheduling changes,” stated ISC Chief Executive Officer Lesa France Kennedy. “Adjusting for the schedule changes, primarily related to the timing of the NASCAR weekend at Kansas Speedway and a NASCAR Nationwide series event we no longer promote, total revenues for the quarter were down only slightly, approximately three percent, from the comparable period delivering core business results within our range of expectations.
“We remain encouraged with many aspects of our business despite the ongoing affects of the sluggish economy, which continues to impact on our attendance-related revenues. Corporate partner support for the industry remains robust. The sports media rights landscape is strong as evidenced last month by Major League Baseball extending its television contract on favorable terms. And, we are seeing certain consumer trends moving in the right direction. These consumer trends need to translate into increased attendance at our events before we can see growth in attendance-related revenues.
“To help grow the sport and expand the fan base, we are aligned with NASCAR as it executes its five-year industry action plan. We are specifically looking at how all industry stakeholders can connect with existing fans and engage Generation Y, youth and multicultural consumers in motorsports. We are supporting NASCAR's action plan on a number of fronts. In particular, we are focused on improving the live experience for our guests. It is a critical strategy for future growth. Improving the event day experience in the long run will positively influence attendance-related revenues. In addition, and of equal importance, it will both support corporate sales and the long-term health of broadcast media rights fees.”

Third Quarter Comparison
Total revenues for the third quarter ended August 31, 2012 were approximately $115.9 million, compared to revenues of approximately $150.3 million in the prior-year period. Operating income was approximately $0.7 million during the period compared to approximately $20.5 million in the third quarter of fiscal 2011. In addition to the macroeconomic challenges, quarter-over-quarter comparability was impacted by:

•	The spring NASCAR Sprint Cup and Camping World Truck series events held at Kansas in the second quarter of fiscal 2012 were held in the third quarter of fiscal 2011.

•	The NASCAR Nationwide Series event held at Stock Car Montreal in the third quarter of fiscal 2011 for which we are no longer the event promoter starting in fiscal 2012.

•	Chicagoland Speedway held a NASCAR Camping World Truck Series event in the third quarter of fiscal 2012. The corresponding event was held in the fourth quarter of fiscal 2011.

•
The Company earned an immaterial amount of ancillary revenue due to a combination of factors, primarily related to SiriusXM Radio, which has historically been the most significant contributor to the industry's ancillary rights revenue. Since the merger of Sirius Satellite Radio and XM Satellite Radio there is now only one satellite provider, SiriusXM Radio, bidding on the distribution rights for original programming. As a result, distribution rights agreements entered into by SiriusXM Radio for original programming subsequent to the merger have generally been lower.

•
During the quarter ended August 31, 2012, the Company expensed approximately $1.4 million, or $0.01 per diluted share, of certain ongoing carrying costs related to its Staten Island property. In the 2011 third quarter, the Company expensed approximately $1.0 million, or $0.01 per diluted share, of certain ongoing carrying costs related to its Staten Island property.

•
In the third quarter of fiscal 2012, the Company recognized approximately $1.4 million, or $0.02 per diluted share, of impairments of long-lived assets primarily attributable to the removal of assets not fully depreciated in connection with certain capital improvements.

•
During the quarter ended August 31, 2012, the Company recognized $0.9 million of income from equity investments associated with its Hollywood Casino at Kansas Speedway joint venture. During the third quarter of fiscal 2011, the Company recognized a loss of approximately $1.8 million, or $0.03 per diluted share, from this equity investment consisting of start up costs prior to opening in fiscal 2012.

Net loss for the third quarter was approximately $1.0 million, or $0.02 per diluted share, compared to net income of approximately $9.7 million, or $0.20 per diluted share, in the prior year period. Excluding certain carrying costs related to the Staten Island property and impairments of certain other long-lived assets, non-GAAP (defined below) net income for the third quarter of 2012 was $0.6 million, or $0.01 per diluted share. Non-GAAP net income for the fiscal third quarter of 2011 was $11.5 million, or $0.24 per diluted share.

Year-to-Date Comparison
For the nine months ended August 31, 2012, total revenues were $422.9 million, compared to $437.7 million in 2011. Operating income for the nine-month period was $63.6 million compared to $83.9 million in the prior year.
Year-over-year comparability was impacted by:

•	Phoenix held a NASCAR Camping World Truck Series event in the first quarter of fiscal 2011. The corresponding event will be held in the fourth quarter of fiscal 2012.

•	The NASCAR Nationwide Series event held at Stock Car Montreal in the third quarter of fiscal 2011 for which we are no longer the event promoter starting in fiscal 2012.

•	Chicagoland Speedway held a NASCAR Camping World Truck Series event in the third quarter of fiscal 2012. The corresponding event was held in the fourth quarter of fiscal 2011.

•	The NASCAR Camping World Truck Series event held at Darlington in the second quarter of fiscal 2011 will not be held in fiscal 2012.

•	The aforementioned decrease in ancillary revenue.

•
During the nine months ended August 31, 2012, the Company expensed approximately $3.1 million, or $0.04 per diluted share, of certain ongoing carrying costs related to its Staten Island property. During the nine months ended August 31, 2011, the Company expensed approximately $1.4 million, or $0.02 per diluted share, of certain ongoing carrying costs related to its Staten Island property.

•
During the second quarter of fiscal 2012, the Company recognized a charge relating to a settlement of a litigation involving certain ancillary facility operations of approximately $1.2 million, or $0.02 per diluted share.

•
The impairment of long-lived assets during the nine months ended August 31, 2012, of approximately $7.1 million, or $0.09 per diluted share, is primarily attributable to the removal of assets not fully depreciated in connection with certain capital improvements. During the nine months ended August 31, 2011, the Company recorded an approximately $3.1 million, or $0.03 per diluted, non-cash impairment charge of long-lived assets.

•
During the second quarter of fiscal 2012, the Company recognized approximately $9.1 million in expenses, or $0.12 per diluted share, related to the redemption of the remaining $87.0 million principal 5.4% Senior Notes maturing in 2014.

•
For the nine months ended August 31, 2012, the Company recognized approximately $2.0 million of income from equity investments associated with its Hollywood Casino at Kansas Speedway joint venture, which included results of operations beginning in February 2012, net of charges related to certain start up costs through the opening. During the nine month period ended August 31, 2011, the Company recognized a loss of approximately $2.8 million, or $0.04 per diluted share, from this equity investment consisting of start up costs prior to opening in fiscal 2012.

•	During the nine months ended August 31, 2012, the Company recorded approximately $0.9 million, or $0.01 per diluted share, net gain on the sale of certain assets.
Net income for the nine months ended August 31, 2012 was $29.8 million, or $0.64 per diluted share, compared to a net income of $43.0 million, or $0.90 per diluted share in 2011. Excluding certain carrying costs related to the Staten Island property; legal settlement; impairments of certain other long-lived assets; loss on early redemption of debt; and the net gain on sale of certain assets, non-GAAP (defined below) net income for the for the nine months ended August 31, 2012, was $41.8 million, or $0.90 per diluted share. This is compared to non-GAAP net income for the first nine months of 2011 of $47.4 million, or $0.99 per diluted share.

GAAP to Non-GAAP Reconciliation
The following financial information is presented below using other than U.S. generally accepted accounting principles ("non-GAAP"), and is reconciled to comparable information presented using GAAP. Non-GAAP net income and diluted earnings per share below are derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data, net of taxes.
The adjustments for 2011 relate to carrying costs of our Staten Island property, impairments of certain other long-lived assets and the pre-opening expenses related to the Hollywood Casino at Kansas Speedway - equity in net loss from equity investment.
The adjustments for 2012 relate to carrying costs of our Staten Island property, legal settlement, impairments of certain other long-lived assets, loss on early redemption of debt and net gain on sale of certain assets.
The Company believes such non-GAAP information is useful and meaningful, and is used by investors to assess its core operations, which consist of the ongoing promotion of racing events at its major motorsports entertainment facilities. Such non-GAAP information adjusts for items that are not considered to be reflective of the Company's continuing core operations at its motorsports entertainment facilities. The Company believes that such non-GAAP information improves the comparability of its operating results and provides a better understanding of the performance of its core operations for the periods presented. The Company uses this non-GAAP information to analyze the current performance and trends and make decisions regarding future ongoing operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to operating income, net income or diluted earnings per share, which are determined in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered independent of or as a substitute for results prepared in accordance with GAAP. The Company uses both GAAP and non-GAAP information in evaluating and operating its business and as such deemed it important to provide such information to investors.

	Three Months Ended		Nine Months Ended
	August 31, 2011	August 31, 2012	August 31, 2011	August 31, 2012
		(Unaudited)
	( In Thousands, Except Per Share Amounts )
Net income (loss)	$9,650	$(1,037)	$42,958	$29,842
Adjustments, net of tax:
Carrying costs related to Staten Island	607	825	878	1,864
Legal settlement	—	—	—	716
Impairment of long-lived assets	150	858	1,894	4,330
Loss on early redemption of debt	—	—	—	5,568
Casino pre-opening expenses	1,119	—	1,709	—
Net gain on sale of certain assets	—	—	—	(557)
Non-GAAP net income	$11,526	$646	$47,439	$41,763
Per share data:
Diluted earnings (loss) per share	$0.20	$(0.02)	$0.90	$0.64
Adjustments, net of tax:
Carrying costs related to Staten Island	0.01	0.01	0.02	0.04
Legal settlement	—	—	—	0.02
Impairment of long-lived assets	—	0.02	0.03	0.09
Loss on early redemption of debt	—	—	—	0.12
Casino pre-opening expenses	0.03	—	0.04	—
Net gain on sale of certain assets	—	—	—	(0.01)
Non-GAAP diluted earnings per share	$0.24	$0.01	$0.99	$0.90

From a marketing partnership perspective, recent economic trends have influenced corporate budgets, sales and contract duration. For 2012-to-date, the Company has seen a mix of both increasing and decreasing pricing. However, in spite of the adverse trends and mixed pricing, ISC has been able to accurately target its gross corporate marketing partnership revenues over the past few years. The Company expects to be within a few percentage points of its gross corporate partnership target for this year. It has secured all NASCAR Nationwide and Camping World Truck series event entitlements, and secured all but one NASCAR Sprint Cup series entitlement for the year. For the 2013 NASCAR season, the Company has five of its available 20 Sprint Cup Series event entitlements either open or not announced and six of its 15 NASCAR Nationwide Series event entitlements either open or not announced.

External Growth, Financing-Related and Other Initiatives
Hollywood Casino at Kansas Speedway
The Hollywood Casino at Kansas Speedway, which opened on February 3, 2012, features a 95,000 square-foot casino with 2,000 slot machines and 52 table games, a 1,253 space parking structure as well as a sports-themed bar, dining and entertainment options. The Company's 50/50 joint venture partner Penn National Gaming, Inc. is responsible for the development and operation of the casino.

The Company's share of capitalized development costs for the project, excluding its contribution of land, was approximately $145.0 million. Through August 31, 2012, ISC has funded approximately $134.3 million of these capitalized development costs as well as certain working capital needs of the project prior to opening. Cash flow from the casino's operations has been used to fund the remaining development costs.
Since opening in February, the Hollywood Casino at Kansas Speedway has captured approximately 16.0 percent of the total adjusted gross gaming revenue in the Kansas City market that has a total of five operating casinos, four of which are on the Missouri side of Kansas City.
The Company expects during its fiscal 2012 fourth quarter that cash flow from the casino's operations will be distributed to the joint venture partners in accordance with the partnership agreement. The Company expects its 2012 full-year equity income from the Hollywood Casino at Kansas Speedway to be below the previously provided estimate of $3.0 million, primarily due to higher than anticipated property taxes that are under appeal.
The Company remains optimistic that the Hollywood Casino at Kansas Speedway will reach certain milestones in the near term. ISC expects, based on current trends, that Hollywood Casino at Kansas Speedway will reach stabilization in the 2014/2015 calendar year as it gains market share in Kansas City. The Company expects for its 2013 fiscal year that its share of the cash flow from the casino's operations to be in the mid-teen million dollar range.
Liquidity
In September 2012, the Company completed a private placement of approximately $100.0 million principal amount of senior unsecured notes that bear interest at 3.95 percent with maturity in 2024. These funds were used to pay down $100.0 million of the outstanding balance on ISC's credit facility.

Capital Spending
The Company competes for the consumers' discretionary dollar with many entertainment options such as concerts and other major sporting events, not just other motorsport events. To better meet its customer's expectations, ISC is committed to improving the guest experience at its facilities through on-going capital improvements that position it for long-term growth.
For the nine months ended August 31, 2012, the Company spent $48.6 million on capital expenditures for projects at its existing facilities and a variety of other improvements and renovations. In comparison, capital expenditures for the first nine months of fiscal 2011 totaled approximately $55.1 million, which included $46.2 million for projects at its existing facilities. The remaining balance was associated with land purchases and additional capitalized spending for the Staten Island property.
At August 31, 2012, the Company had approximately $45.2 million remaining in capital projects currently approved for its existing facilities. These projects include:

•	track reconfiguration and road course construction at Kansas;

•	grandstand seating enhancements at Talladega and Watkins Glen;

•	facility signage and road improvements at Chicagoland;

•	grandstand concourse and facility signage improvements at Richmond; and

•	RV improvements and paving at Michigan.
As a result of these currently approved projects and anticipated additional approvals in fiscal 2012, the Company expects its total fiscal 2012 capital expenditures at its existing facilities will be close to $90.0 million depending on the timing of certain projects. The Company reviews the capital expenditure program periodically and modifies it as required to meet current business needs.
The Company is currently in the process of reviewing potentially highly impactful projects that would necessitate an increase in its capital spending at existing facilities above recent levels. At Daytona International Speedway, ISC continues to make progress on the Planned Master Development application with the City of Daytona Beach, which is necessary in the pursuit of potential significant redevelopment projects at the 'World Center of Racing.'
While many aspects of these projects are yet to be determined, such projects could include a complete overhaul of the entire frontstretch at the legendary speedway, creating a world-class motorsports entertainment facility including features such as new seats, suites and guest amenities as well as new entry points, improved fan conveyance, a modern exterior, first-class interior areas, and a redesigned midway for fans. Any substantial increase in spending above recent levels will depend upon several factors such as a stable economic operating environment, continued maintenance of a strong liquidity position and, preferably, the sale of the Company's Staten Island property.

Return of Capital
The Company did not purchase any shares of its Class A common shares during its third quarter. For the nine months ended August 31, 2012, ISC purchased 405,538 shares of its Class A stock for approximately $10.3 million, bringing the total number of shares purchased from December 2006 through August 2012 to approximately 7.1 million shares. At the end of the third quarter, the Company had approximately $61.7 million in remaining capacity on its $330.0 million authorization.
“Returning capital, through repurchasing shares and an annual dividend payment, continues to be an important component of ISC's long-term capital allocation strategy,” stated Ms. France Kennedy. “While we view ISC's stock price as being undervalued, we hold a core principle of maintaining as an investment-grade rated balance sheet. As a result, we have a strong liquidity position and our costs of borrowing remains relatively low. This distinction has historically been a key component of our success and one that absolutely differentiates us from our peers. In addition, with opportunities to invest in our business having a solid liquidity position will be beneficial.”

Outlook
ISC is maintaining the low end of its 2012 revenue guidance of $610.0 million. For ISC's fiscal 2012 full-year non-GAAP earnings per share, the Company believes it will be below the previous provided guidance of $1.50 per diluted share. The primary reasons for the shortfall on non-GAAP earnings per share relates to the Company's aggregate outlook on the performance of fourth quarter motorsports events and previously mentioned lower than budgeted equity net income from the Hollywood Casino at Kansas Speedway.
ISC's 2012 financial guidance excludes any future loss or gain on impairment or disposal of long-lived assets which could be recorded as part of capital improvements resulting in removal of assets not fully depreciated; gain or loss on the sale of its Staten Island property; unanticipated further impairment of the property and the ongoing carrying costs; legal settlement; and the loss on early redemption of debt.
In closing, Ms. France Kennedy stated, “ISC's top priority is to provide superior, innovative and thrilling experiences for our guests and partners. To remain true to our vision as we compete for the consumers' discretionary dollar with other entertainment options, we are investing in capital enhancements at our motorsports facilities that provide fan-friendly amenities consistent with consumer expectations. The need to improve the live experience is relevant not only for motorsports facilities, but for all sports and sports arenas. We are well-positioned to balance the ongoing capital needs of our business including other strategic opportunities while returning capital to our shareholders.”

Conference Call Details
The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern Time. To participate, dial toll free (888) 694-4641 five to ten minutes prior to the scheduled start time and request to be connected to the ISC earnings call, ID number 34162006.
A live Webcast will also be available at that time on the Company's Web site, www.internationalspeedwaycorporation.com, under the “Investor Relations” section. A replay will be available two hours after the end of the call through midnight Thursday, October 18, 2012. To access, dial (855) 859-2056 and enter the code 34162006, or visit the “Investor Relations” section of the Company's Web site.

International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation's major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the DAYTONA 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois;

Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York.
The Company also owns and operates Motor Racing NetworkSM, the nation's largest independent sports radio network and Americrown Service CorporationSM, a subsidiary that provides catering services, food and beverage concessions, and produces and markets motorsports-related merchandise. In addition, the Company has a 50 percent interest in the Hollywood Casino at Kansas Speedway. For more information, visit the Company's Web site at www.internationalspeedwaycorporation.com.

Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward-looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

(Tables Follow)

# # #

Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended		Nine Months Ended
	August 31, 2011	August 31, 2012	August 31, 2011	August 31, 2012
	(Unaudited)
REVENUES:
Admissions, net	$36,278	$26,083	$102,321	$95,953
Motorsports related	98,819	77,979	292,203	284,484
Food, beverage and merchandise	12,347	8,922	34,995	32,691
Other	2,853	2,942	8,224	9,791
	150,297	115,926	437,743	422,919
EXPENSES:
Direct:
Prize and point fund monies and NASCAR sanction fees	37,520	30,147	104,739	104,254
Motorsports related	37,505	30,020	89,629	86,744
Food, beverage and merchandise	9,710	7,488	27,204	25,355
General and administrative	25,810	26,837	71,944	77,935
Depreciation and amortization	18,985	19,366	57,165	57,992
Impairment of long-lived assets	247	1,372	3,119	7,075
	129,777	115,230	353,800	359,355

Operating income	20,520	696	83,943	63,564
Interest income	39	22	107	80
Interest expense	(3,751)	(3,714)	(11,432)	(10,055)
Loss on early redemption of debt	—	—	—	(9,144)
Equity in net (loss) income from equity investments	(1,843)	868	(2,816)	1,962
Other	—	—	—	916

Income (loss) from continuing operations before income taxes	14,965	(2,128)	69,802	47,323
Income taxes	5,315	(1,091)	26,844	17,481

Net income (loss)	$9,650	$(1,037)	$42,958	$29,842

Dividends per share	$—	$—	$0.18	$0.20

Earnings (loss) per share:
Basic and diluted	$0.20	$(0.02)	$0.90	$0.64
Basic weighted average shares outstanding	47,520,734	46,422,879	47,781,307	46,373,280
Diluted weighted average shares outstanding	47,531,710	46,422,879	47,790,618	46,383,313

Comprehensive income (loss)	$9,823	$(851)	$43,403	$30,356

Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Amounts)

	November 30, 2011	August 31, 2011	August 31, 2012
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$110,078	$95,879	$87,428
Receivables, less allowance	36,098	45,625	36,593
Inventories	2,481	3,606	4,240
Income taxes receivable	5,914	10,618	9,834
Deferred income taxes	3,949	3,997	2,319
Prepaid expenses and other current assets	6,875	18,004	19,165
Total Current Assets	165,395	177,729	159,579

Property and Equipment, net	1,371,776	1,375,796	1,367,202
Other Assets:
Equity investments	100,137	78,744	153,655
Intangible assets, net	178,701	178,713	178,658
Goodwill	118,791	118,791	118,791
Other	9,839	10,281	7,033
	407,468	386,529	458,137
Total Assets	$1,944,639	$1,940,054	$1,984,918
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$2,264	$2,060	$2,293
Accounts payable	17,917	27,226	25,963
Deferred income	46,209	86,095	81,872
Income taxes payable	1,212	—	—
Current tax liabilities	4,178	4,346	819
Other current liabilities	17,856	18,243	15,657
Total Current Liabilities	89,636	137,970	126,604

Long-Term Debt	313,888	285,680	296,410
Deferred Income Taxes	315,659	299,915	323,628
Long-Term Tax Liabilities	1,784	1,143	1,670
Long-Term Deferred Income	10,087	10,081	10,839
Other Long-Term Liabilities	1,119	3,682	1,695
Shareholders’ Equity:
Class A Common Stock, $.01 par value, 80,000,000 shares authorized	264	270	260
Class B Common Stock, $.01 par value, 40,000,000 shares authorized	200	201	200
Additional paid-in capital	445,005	460,749	442,603
Retained earnings	772,938	746,472	786,436
Accumulated other comprehensive loss	(5,941)	(6,109)	(5,427)
Total Shareholders’ Equity	1,212,466	1,201,583	1,224,072
Total Liabilities and Shareholders’ Equity	$1,944,639	$1,940,054	$1,984,918

Consolidated Statements of Cash Flows
(In Thousands)

	Nine Months Ended
	August 31, 2011	August 31, 2012
	(Unaudited)
OPERATING ACTIVITIES
Net income	$42,958	$29,842
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	57,165	57,992
Stock-based compensation	1,066	1,346
Amortization of financing costs	1,030	1,221
Deferred income taxes	20,063	8,043
Loss (income) from equity investments	2,816	(1,962)
Impairment of long-lived assets, non-cash	3,119	5,480
Other, net	428	(820)
Changes in operating assets and liabilities:
Receivables, net	(11,690)	(495)
Inventories, prepaid expenses and other assets	(12,992)	(11,908)
Accounts payable and other liabilities	7,926	(4,273)
Deferred income	34,128	36,415
Income taxes	6,582	(7,306)
Net cash provided by operating activities	152,599	113,575
INVESTING ACTIVITIES
Capital expenditures	(55,134)	(48,648)
Equity investments and advances to affiliate	(37,871)	(51,556)
Decrease in restricted Cash	1,002	—
Other, net	(48)	1,408
Net cash used in investing activities	(92,051)	(98,796)
FINANCING ACTIVITIES
Payment under credit facility	(82,000)	(60,000)
Proceeds from credit facility	—	130,000
Payment of long-term debt	(1,609)	(87,517)
Proceeds from long-term debt	65,000	—
Deferred financing fees	(439)	(73)
Exercise of Class A common stock options	51	—
Cash dividend paid	(8,585)	(9,283)
Reacquisition of previously issued common stock	(21,253)	(10,556)
Net cash used in financing activities	(48,835)	(37,429)
Net increase (decrease) in cash and cash equivalents	11,713	(22,650)
Cash and cash equivalents at beginning of period	84,166	110,078
Cash and cash equivalents at end of period	$95,879	$87,428